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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of HSBC Finance Corporation:

We consent to the incorporation of our report dated March 1, 2004, included in the Annual Report on Form 10-K of HSBC Finance Corporation (the Company) (formerly Household International, Inc.) as of December 31, 2003 (successor basis) and December 31, 2002 (predecessor basis) and for the period January 1, 2003 through March 28, 2003 (predecessor basis), for the period March 29, 2003 through December 31, 2003 (successor basis), and for each of the years in the two-year period ended December 31, 2002 (predecessor basis), into the Company's Amendment No. 1 to the Registration Statement relating to Debt Securities and Warrants to Purchase Debt Securities (the Registration Statement) on Form S-3 and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report dated March 1, 2004 contains an explanatory paragraph that states effective March 28, 2003, HSBC Holdings plc acquired all of the outstanding stock of Household International, Inc. (now HSBC Finance Corporation) in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


/s/ KPMG LLP

Chicago, Illinois
December 16, 2004